EXHIBIT 10.4

DaVita Inc.
Performance Stock Units Agreement under the
DaVita HealthCare Partners Inc. 2011 Incentive Award Plan
and Long-Term Incentive Program

This Performance Stock Units Agreement (this “Agreement”) is entered into effective as of the Grant Date indicated below by and between DaVita Inc., a Delaware corporation (formerly known as DaVita HealthCare Partners Inc., and referred to herein as the “Company”) and the Grantee pursuant to the DaVita HealthCare Partners Inc. 2011 Incentive Award Plan, as amended and restated (the “Plan”).

Primary Terms

Grantee:	«Grantee»

Address:	«Address_1»
«City», «State» «Zip»

Grant Date:	«Grant_Date»

Performance Conditions:	As indicated on Exhibit B

Vesting Conditions:	As indicated on Exhibit B

Vesting Dates:	As indicated on Exhibit B

Number of Units:	«PSU_Award»

Plan Name:	2011 Incentive Award Plan

Plan ID#:	FVA3

This Agreement includes this cover page and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A – General Terms and Conditions
Exhibit B – Performance and Vesting Conditions
Exhibit C – Calculation of Relative Total Shareholder Return

Grantee hereby expressly acknowledges and agrees that he or she is an employee at will and may be terminated by the Company or its applicable Affiliate at any time, with or without cause. By signing below, Grantee hereby acknowledges he or she has a copy of the Plan, and accepts and agrees to the terms and provisions of this Agreement and the Plan. Capitalized terms that are used but not defined in this Agreement shall have the meanings set forth in the Plan.

IN WITNESS WHEREOF, the Company and the Grantee have executed this Agreement effective as of the Grant Date.

DaVita Inc.	Grantee

Eric Severson	«Grantee»
Chief People Officer
Note: Please mark and initial any correction to the Grantee’s name and/or Address shown on this page before returning a signed copy of this Agreement to Michelle Burkart, Manager, Compensation (the “Stock Plan Administrator”).

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DaVita Inc.
Performance Stock Units Agreement
Exhibit A – General Terms and Conditions

For valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:

1. Grant of Performance Stock Units. The Company hereby grants to Grantee this award (the “Award”) «PSU_Award» performance-based restricted stock units (“Performance Stock Units” or “Units”) under the Plan, subject to adjustment, forfeiture and the other terms and conditions set forth below. This Award represents Grantee’s right to receive shares of common stock of the Company (“Common Stock”), subject to Grantee’s fulfillment of the performance and vesting conditions set forth in this Agreement. The number of Performance Stock Units specified in this Agreement reflects the target number of Units that may be earned by Grantee.

2. Performance and Vesting Conditions. The number of Units that may be earned by and for which shares of Common Stock (“Shares”) become issuable to Grantee (the “Earned Units”) shall be based upon the achievement of the performance criteria as reviewed and approved by the Committee and reflected in Exhibit B (the “Performance Goals”) over the performance periods reflected in Exhibit B (the “Performance Periods”) and the remaining terms of this Agreement (the “Vesting Conditions”). The determination by the Committee with respect to the achievement of the Performance Goals shall be made as soon as administratively practicable following the Performance Period after all necessary Company information is available. The specific date on which such determination is formally made and approved by the Committee is referred to as the “Determination Date.”

3. Conversion of Performance Stock Units and Stock Issuance. To the extent that the Committee determines on the Determination Date that some or all of the Performance Goals have been achieved, then as of each Vesting Date specified on Exhibit B (each, a “Vesting Date”) that Grantee satisfies the Vesting Conditions or as soon as administratively practicable thereafter (but in any event no later than 60 days following the applicable Vesting Date or the vesting event, subject to Section 13 below and Exhibit B), the Company shall issue the number of Shares issuable to Grantee (the “Shares”), for the Earned Units determined by the Committee on the Determination Date pursuant to its determination of the level of achievement of the Performance Goals, subject to Section 6 below.

4. Termination of Employment. Except as set forth in Exhibit B or pursuant to the terms of any written employment agreement between the Grantee and the Company or a Subsidiary thereof in effect on the Grant Date, Performance Stock Units will cease vesting upon the date Grantee’s employment with the Company or any Affiliate is terminated for any reason. Upon the date that Grantee ceases being an Employee for any reason other than as expressly contemplated in Exhibit B or pursuant to the terms of any written employment agreement between the Grantee and the Company or a Subsidiary thereof in effect on the Grant Date, Grantee will forfeit his or her right to any unvested Performance Stock Units.

5. Rights to Shares.    Grantee shall not have any rights to the Shares subject to the Award, including without limitation, voting rights and rights to dividends, unless and until the Shares shall have been issued by the Company and held of record by or for the benefit of Grantee.

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6.	Taxes

(a)    Generally. Grantee is ultimately liable and responsible for all taxes owed in connection with the Award, regardless of any action the Company or any of its subsidiaries or affiliates takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any of its Affiliates makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company and its subsidiaries and affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate Grantee’s tax liability.

(b)    Payment of Withholding Taxes. If the Company determines in its sole discretion that the vesting of the Award may result in any domestic or foreign tax withholding obligation, whether federal, state or local, including any social tax obligation (the “Tax Withholding Obligation”), Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Grantee may choose to satisfy Grantee’s tax obligation in either of the following manners:

(i) By Sale of Shares. Unless Grantee chooses to satisfy the Tax Withholding Obligation by some other means in accordance with clause (ii) below, Grantee’s acceptance of this Award constitutes Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to withhold or sell on Grantee’s behalf a whole number of Shares from those Shares issuable to Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the Tax Withholding Obligation. Such Shares will be sold on the day the tax Withholding Obligation arises or as soon thereafter as practicable. Grantee will be responsible for all broker's fees and other costs of sale, and Grantee agrees to indemnify and hold the Company and its subsidiaries and affiliates harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed Grantee’s Tax Withholding Obligation, the Company agrees to pay such excess in cash to Grantee through payroll or otherwise as soon as practicable. Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy Grantee’s Tax Withholding Obligation. Accordingly, Grantee agrees to pay to the Company or any of its subsidiaries or affiliates as soon as practicable, including through additional payroll withholding, any amount of Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(ii) By Check, Wire Transfer or Other Means. At any time not less than ten (10) business days before any Tax Withholding Obligation arises, Grantee may notify the Company of Grantee’s intent to make a separate cash payment to satisfy Grantee’s Tax Withholding Obligation. If Grantee elects to satisfy Grantee’s Tax Withholding Obligation in this manner, Grantee will be asked to remit to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation within ten (10) business days after the Vesting Date by (a) delivery of a certified check payable to DaVita Inc. at: DaVita Inc. Attn: Dan Chandler, Director, Compensation, P.O. Box 2076, Tacoma, Washington 98401-2076, or such other address as the Company may from time to time direct, (b) wire transfer to such account as the Company may direct, or (c) such other means as the Company may establish or permit. If Grantee does not remit this amount to the Company within twenty (20) business days after the Vesting Date, the Company reserves the right to satisfy Grantee’s Tax Withholding Obligation in the manner set out under paragraph (i) above in its sole discretion. Notwithstanding the foregoing, with respect to any Tax Withholding Obligation that occurs during a period when transactions in the Company’s stock cannot be initiated except pursuant to a trading plan in accordance with Rule 10b5-1 created under the Securities and Exchange Act of 1934 (e.g., a Company designated blackout period), no election pursuant to this clause (ii) may be made and the Tax Withholding Obligation shall automatically be settled pursuant to the procedure described in clause (i) above.

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(c)    Right to Retain Shares. The Company will have the right to defer the issuance of any Shares to Grantee until Grantee satisfies the Tax Withholding Obligation.

7. Assignment. Grantee’s interest in this Award may not be assigned or alienated, whether voluntarily or involuntarily.

8. Meaningful Reduction in Responsibilities. If there is a meaningful reduction, determined in the Company’s sole discretion, in both Grantee’s duties and responsibilities and the level of Grantee’s regular cash compensation for an extended or indefinite period of time, the Company reserves the right to unilaterally revoke some or all of the unvested portion of this Award.

9. Clawback Provision. Notwithstanding any other provision in this Agreement to the contrary, Grantee shall be subject to the written policies of the Company’s Board of Directors as well as laws and regulations applicable to Company executives, including without limitation any Board policy relating to recoupment or “clawback” of compensation arising from this Award, and rules adopted pursuant to the Dodd-Frank Act, and any other Board policy, law or regulation relating to recoupment or “clawback” of compensation that may exist from time to time during Grantee’s employment by the Company and thereafter. Without limiting the generality of the foregoing, Grantee and this Award shall be subject to the Company’s Incentive Compensation Clawback Policy approved by the Company’s Board of Directors on December 5, 2014 as the same may be amended from time to time, including certain provisions thereof that would allow the Company to recover any value conferred upon Grantee by this Award and/or cancel all or a part of this Award in the event of any “significant misconduct “ (as defined in such policy) by Grantee or a subordinate employee of Grantee, if Grantee is at the level of Senior Vice President or above in the Company’s domestic dialysis business, or in a role that provides support to the Company’s domestic dialysis business. The provisions of this Section 9 are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies (as defined herein below), or any laws or regulations.

10. Amendments. Except as otherwise provided in Section 8, this Agreement and the Award may be amended only by means of a written document signed by both Grantee and the Company.

11. Change of Control of the Company. In the event of a Change of Control, the number of Earned Units that are assigned to each Performance Goal issuable shall be determined as specified in the Relative Total Shareholder Return performance condition, as set forth in Exhibit B.

12. [Non-Competition/]Non-Solicitation/Non-Disclosure

[(a)    Non-Competition. Grantee acknowledges and recognizes the highly competitive nature of the business of the Company and accordingly agrees that while Grantee is an Employee, and for the 12 month period following termination of such relationship for any reason (whether voluntary or involuntary) (the “Restricted Period”), Grantee shall not, as an employee, independent contractor, consultant, or in any other form, prepare to provide or provide any of the same or similar services that Grantee performed during his/her employment with or service to the Company for any other individual, partnership, limited liability company, corporation, independent practice association, management services organization, or any other entity (collectively, “Person”) that competes in any way with the area of business of the Company, or any of its subsidiaries or affiliates, in which Grantee worked and/or performed services. For purposes of the above, preparing to provide any of the same or similar services includes, but is not limited to, planning with any Person on how best to compete with the Company or any of its subsidiaries or affiliates, or discussing the Company’s, or any of its subsidiaries’ or affiliates’ business plans or strategies with any Person.

Grantee further agrees that during the Restricted Period, Grantee shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise engage in, act for, or act on behalf of any Person (other than the Company and its subsidiaries and affiliates) engaged in any activity that Grantee was

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responsible for during Grantee’s employment with or engagement by the Company where such activity is similar to or competitive with the activities carried on by the Company or any of its subsidiaries or affiliates.

Grantee acknowledges that during the Restricted Period, Grantee may be exposed to confidential information and/or trade secrets relating to business areas of the Company or any of its subsidiaries or affiliates that are different from and in addition to the areas in which Grantee primarily works for the Company (the “Additional Protected Areas of Business”). As a result, Grantee agrees he/she shall not own, manage, control, operate, invest in, acquire an interest in, or otherwise act for, act on behalf, or provide the same or similar services to, any Person that engages in the Additional Protected Areas of Business.

Grantee acknowledges and agrees that the geographical limitations and duration of this covenant not to compete are reasonable.

To the extent that the provisions of this Section 12(a) conflict with any other agreement signed by Grantee relating to non-competition, the provisions that are most protective of the Company’s, and any of its subsidiaries’ or affiliates’, interests shall govern.]1

(b)    Non-Solicitation. Grantee agrees that during the term of his/her employment and/or service to the Company or any of its subsidiaries or affiliates and for the one-year period following the termination of his/her employment and/or service for any reason (whether voluntary or involuntary), Grantee shall not (i) solicit any of the Company’s or any of its subsidiaries’ or affiliates’ employees to work for any Person; (ii) hire any of the Company’s or any of its subsidiaries’ or affiliates’ employees to work (as an employee or an independent contractor) for any Person; (iii) take any action that may reasonably result in any of the Company’s or any of its subsidiaries’ or affiliates’ employees going to work (as an employee or an independent contractor) for any Person; (iv) induce any patient or customer of the Company or any of its subsidiaries or affiliates, either individually or collectively, to patronize any competing business; (v) request or advise any patient, customer, or supplier of the Company or any of its subsidiaries or affiliates to withdraw, curtail, or cancel such person’s business with the Company, or any of its subsidiaries or affiliates; (vi) enter into any contract the purpose or result of which would benefit Grantee if any patient or customer of the Company, or any of its subsidiaries or affiliates, were to withdraw, curtail, or cancel such person’s business with the Company, or any of its subsidiaries or affiliates; (vii) solicit, induce, or encourage any physician (or former physician) affiliated with the Company or any of its subsidiaries or affiliates, or induce or encourage any other person under contract with the Company or any of its subsidiaries or affiliates, to curtail or terminate such person’s affiliation or contractual relationship with the Company, or any of its subsidiaries or affiliates; or (viii) disclose to any Person the names or addresses of any patient or customer of the Company or any of its subsidiaries or affiliates.
(c)    Non-Disclosure. In addition, Grantee agrees not to disclose or use for his or her own benefit or purposes or for the benefit or purposes of any Person other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development, programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans, or the business and affairs of the Company or any of its subsidiaries or affiliates (“Information”); provided, however, the foregoing shall not apply to
(i) Information which is not unique to the Company or any of its subsidiaries or affiliates; (ii) Information which is generally known to the industry or the public other than as a result of Grantee’s breach of this covenant; or (iii) disclosure that is required by any applicable law, rule or regulation. If Grantee receives such a request to produce Information in his or her possession, Grantee shall provide the Company reasonable advance notice, in writing, prior to producing said Information, so as to give the Company reasonable time to object to Grantee producing said Information. Grantee also agrees that Grantee will not become employed by or enter into service with any Person other than the Company and any of its subsidiaries or affiliates in which Grantee will be obligated to disclose or use any Information, or where such disclosure would be inevitable because of the nature of the position. Grantee shall not be held

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criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made (a) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under 18 U.S.C. § 1833.

(d)    Nothing in this Agreement (including with respect to Confidential Information, Trade Secrets, and other obligations) is intended to be or will be construed to prevent, impede, or interfere with Grantee’s right to respond accurately and fully to any question, inquiry, or request for information regarding Grantee’s employment with the Company when required by legal process by a Federal, State or other legal authority, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Grantee is not required to contact the Company regarding the subject matter of any such communications before Grantee engages in such communications. In addition, nothing in this Agreement is intended to restrict  Grantee’s legally protected right to discuss wages, hours or other working conditions with co-workers or in any way limit Grantee’s rights under the National Labor Relations Act or any whistleblower act.

(e)    If, at any time (a) while Grantee is an employee of the Company or any of its subsidiaries or affiliates, or (b) within one (1) year after termination of Grantee’s employment with the Company or any of its subsidiaries or affiliates for any reason (whether voluntary or involuntary), whichever is the latest, Grantee (i) breaches the [non-competition provision of Section 12(a); (ii) breaches the]1 non-solicitation provision of Section 12(b); (iii) breaches the non-disclosure provision of Section 12(c); (iv) is convicted of a felony; (v) has been adjudicated by a court of competent jurisdiction of having committed an act of fraud or dishonesty resulting or intending to result directly or indirectly in personal enrichment at the expense of the Company or any of its subsidiaries or affiliates, or (vi) is excluded from participating in any federal health care program, then (1) this Agreement and the Award shall terminate effective on the date on which Grantee enters into such activity and (2) the Company may seek temporary, preliminary, and permanent injunctive relief to prevent any actual or threatened breach or continuation of any breach of this Agreement without the necessity of proving actual damages or posting a bond or other security (which Grantee hereby agrees to) and/or an order requiring Grantee to repay the Company any value, gain or other consideration received or realized by Grantee as a result of this Award or any Shares received pursuant to the Award. In the event of any conflict between the language of this Section 12(e), on the one hand, and the language of Section 9 of this Award or of the Company’s Incentive Compensation Clawback Policy as the same may be amended from time to time, on the other hand, the language of Section 9 of this Award and of the Company’s Incentive Compensation Clawback Policy shall be controlling. The provisions of this Section 12(e) are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies (as defined herein below), or any laws or regulations.

13. Section 409A of the Code. This Agreement and the Award are intended to meet the requirements of or be exempt from Section 409A of the Code, as applicable, and shall be interpreted and construed consistent with that intent. Notwithstanding any other provisions of this Agreement, to the extent that the right to any issuance of Shares or payment to Grantee hereunder provides for the non-exempt “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code that is subject to Section 409A of the Code, the issuance or payment shall be made in accordance with the following:

If Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of Grantee’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (the “Separation Date”), then no such issuance of Shares or payment shall be made during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of Grantee’s death, if the earlier making of such issuance of Shares or payment

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would result in tax penalties being imposed on Grantee under Section 409A of the Code. The amount of any issuance of Shares or payment that would otherwise be made during this period shall instead be made on the first business day following the date that is six months following the Separation Date or, if earlier, the date of Grantee’s death. If the Grantee is subject to an employment or other agreement that specifies a time and form of payment that differs from the time and form of payment set forth in Exhibit B, then this Award shall be settled in accordance with such employment or other agreement to the extent required to comply with Section 409A of the Code.

14. Compliance. It is understood and agreed upon that at all times Grantee will act in full compliance with the Company’s Code of Conduct, Policies and Procedures, JV Compliance Handbook, MDA Compliance Handbook, Gift Policy and the credentialing process (collectively, the “Policies”).

Grantee may not improperly use something of value to attempt to induce or actually induce, either directly or indirectly, a patient to switch to, or continue to receive, treatment at a Company facility center in violation of the Policies.  Inducement may include paying a patient, providing gifts, or otherwise providing something of value to a patient to switch to, or continue to receive treatment at a Company facility center. Grantee also may not attempt to induce or actually induce a referral source with something of value to obtain referrals in violation of the Policies.
If Grantee’s conduct, whether related to the Award granted under this Agreement or otherwise, violates the requirements of the immediately preceding two paragraphs, then Grantee will forfeit any unvested portion of the Award granted under this Agreement and be subject to immediate disciplinary action, up to and including termination. The provisions of this Section 14 are in addition to and not in lieu of any other remedies available to the Company in the event Grantee violates the Policies, or any laws or regulations.

If at any time Grantee has questions or concerns about the provisions in this Section 14, or suspects any improper conduct related to this initiative, Grantee should immediately contact his or her supervisor or Team Quest.  Grantee also may anonymously and confidentially call the Company’s Compliance Hotline at 888-458-5848.

15.    Compliance with Law. No shares of Common Stock shall be issued and delivered pursuant to a Unit unless and until all applicable registration requirements of the Securities Act of 1933, as amended, all applicable listing requirements of any national securities exchange on which the Common Stock is then listed, and all other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with. In particular, the Committee may require certain investment (or other) representations and undertakings in connection with the issuance of securities in connection with the Plan in order to comply with applicable law.
If any provision of this Agreement is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law. Furthermore, if any provision of this Agreement is determined to be illegal under any applicable law, such provision shall be null and void to the extent necessary to comply with applicable law, but the other provisions of this Agreement shall remain in full force and effect.
16.    Electronic Delivery and Execution. This Agreement and the Award may be considered null and void at the discretion of the Company if a signed copy is not returned to the Stock Plan Administrator no later than «Agmt_Deadline». The Company may, in its sole discretion, decide to deliver any documents related to this Award or future awards made under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such

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documents by electronic delivery and, if requested, agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

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DaVita Inc.
Performance Stock Units Agreement
Exhibit B – Performance and Vesting Conditions
Shares issuable under this Performance Share Units award will be determined based on the level of performance achieved on specified performance conditions. Except as set forth in this Exhibit B or the terms of any written employment agreement between the Grantee and the Company or a Subsidiary thereof in effect on the Grant Date, vesting in the right to receive the number of Shares so determined shall be contingent on Grantee’s continued employment by the Company on the Vesting Date indicated for each performance condition listed below.

For purposes of this Exhibit, the following terms shall have the respective meanings set forth below:

•	Change of Control: Change of Control shall mean:
(i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly owned or majority-owned subsidiary of another corporation);
(ii) any merger or consolidation or reorganization in which the Company does not survive;
(iii) any merger or consolidation in which the Company survives, but the shares of the Company's Common Stock outstanding immediately prior to such merger or consolidation represent 40% or less of the voting power of the Company after such merger or consolidation; or
(iv) any transaction in which more than 40% of the Company's assets are sold;
provided, however, that no transaction contemplated by clauses (i) through (iv) above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Company for the six months prior to such transaction becomes the Chief Executive Officer or the Executive Chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the "Acquiror") immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than one year following the transaction and (y) a majority of the Acquiror's board of directors immediately after such transaction consists of persons who were directors of the Company immediately prior to such transaction.

•
Cause: Cause shall mean: (1) a material breach by Grantee of his or her duties and responsibilities which do not differ in any material respect from the duties and responsibilities of Grantee during the ninety (90) days immediately prior to a Change of Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on Grantee’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the Company; (3) the conviction of Grantee of, or a plea of nolo contendere by Grantee to, a felony or other crime involving fraud or dishonesty; or (4) willful violation of Company policies which results in material harm to the Company.

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Change of Control Vesting
In the event of a “Change of Control” (defined herein), this Award shall automatically vest in its entirety upon the earlier of the following two events: (i) immediately prior to the effective date of a Change of Control if the “Acquiror” (defined herein) fails to assume, convert or replace this Award, or (ii) as of the date of termination of Grantee’s employment if such termination occurs within twenty-four (24) months following a Change of Control by the Company (or the Acquiror) (a) other than for “Cause” (defined below) or (b) if applicable, by Grantee in accordance with the termination for “Good Reason” provisions of Grantee’s employment agreement, if any; provided, however, that if the Award constitutes nonqualified deferred compensation within the meaning of Section 409A, then in the case of clause (i), if the Award is not effectively assumed, converted or replaced and the Change of Control was not a “change in control event” within the meaning of Section 409A of the Code or to the extent distribution would not be permissible under Section 409A of the Code without adverse tax consequences, then the vested Award shall be settled upon its normal Vesting Dates or, if earlier and to the extent permitted by Section 409A of the Code, Grantee’s termination of employment, provided that the Grantee has not satisfied the age and service requirements for Rule of 65 Vesting as of the date of such termination, and in the case of clause (ii), if the Change of Control was not a “change in control event” within the meaning of Section 409A of the Code and the Grantee satisfies the age and service requirements for Rule of 65 Vesting, then the vested Award shall be settled, to the extent required by Section 409A of the Code, upon the Vesting Dates on which the vested Award is scheduled to be settled under the Rule of 65. In the event of such accelerated vesting due to a Change of Control, the number of Shares issuable for the Condition Target PSUs assigned to the performance conditions described in Section A. shall be determined as specified in the Relative Total Shareholder Return performance condition described in Section B. below.

Rule of 65 Vesting

In the event that (i) the Grantee has remained continuously employed with the Company for at least one year from the Grant Date, (ii) the Grantee has satisfied the Rule of 65 (as defined below) at the time of his or her termination of employment and such termination of employment is not for Cause, and (iii) the Grantee is an “officer” under Section 16 of the Exchange Act at the time of such termination of employment, then the Award shall vest and shall be settled on its normal Vesting Dates; provided, however, that if following the Grantee’s termination of employment under this paragraph, there is a Change of Control and the Award is not effectively assumed, converted or replaced and the Change of Control is a “change in control event” within the meaning of Section 409A of the Code, then the vested Award shall be settled upon such Change of Control to the extent permitted without adverse tax consequences by Section 409A of the Code, with the number of Shares issuable as determined above under Change of Control Vesting. If the Grantee satisfies the requirements of the preceding sentence but the Grantee’s termination of employment occurs prior to the first anniversary of the Grant Date, then the number of Condition Target PSUs eligible for vesting shall be prorated based on the number of full months from the Grant Date to the Grantee’s termination of employment divided by 12.

“Rule of 65” means that the sum of the Grantee’s age and years of service equals or exceeds 65, with a minimum age of 55 and a minimum of five years of continuous service.

Death or Disability

In the event of the Grantee’s death or Disability while employed by the Company and the Grantee is an “officer” under Section 16 of the Exchange Act at the time of such death or Disability, the Condition Target PSUs shall vest and be settled within 60 days following such death or Disability (or, if later and to the extent permitted under Section 409A of the Code, within 60 days following the conclusion of the performance period applicable to the underlying performance goals).

Disability mean that the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

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[INSERT PERFORMANCE CONDITIONS]

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DaVita Inc.
Performance Stock Units Agreement
Exhibit C – Calculation of Relative Total Shareholder Return

•	“TSR” means the Company’s total shareholder return, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value.

•	“Index Total Return” means the total return of the Standard & Poor’s 500 Stock Index, which will be calculated by dividing (i) the Closing Average Index Value by (ii) the Opening Average Index Value.
Example: An illustrative example of TSR and Index Total Return calculations for a hypothetical company and performance period is attached at the end of this Exhibit.

•
“Opening Average Share Value” means the average, over the trading days in the Opening Average Period, of the closing price of a company’s stock multiplied by the Accumulated Shares for each trading day during the Opening Average Period.

•	“Opening Average Index Value” means the average, over the trading days in the Opening Average Period, of the closing price of the S&P 500 Total Return Stock Index (S&P Capital IQ symbol ^SP500TR).

•	“Opening Average Period” means the trading days during the three months ended March 31, 2018.

•
“Accumulated Shares” means, for a given trading day, the sum of (i) one (1) share and (ii) a cumulative number of shares of the company’s common stock purchased with dividends declared on a company’s common stock, assuming same day reinvestment of the dividends in the common stock of a company at the closing price on the ex-dividend date, for ex-dividend dates between the first day of the Opening Average Period and the trading day.

•
“Closing Average Share Value” means the average, over the trading days in the Closing Average Period, of the closing price of the company’s stock multiplied by the Accumulated Shares for each trading day during the Closing Average Period.

•	“Closing Average Index Value” means the average, over the trading days in the Closing Average Period, of the closing price of the S&P 500 Total Return Stock Index (S&P Capital IQ symbol ^SP500TR).

•
“Closing Average Period” means (i) in the absence of a Change of Control, (a) for the First Tranche, the trading days during the three months ended March 31, 2021 or (b) for the Second Tranche, the trading days during the three months ended March 31, 2022; or (ii) in the case of a Change of Control, the trading days during the period beginning thirty (30) calendar days prior to the Change of Control and ending on the Accelerated End Date.

•	“Accelerated End Date” means the date five (5) calendar days (or such shorter period as may be established by the Compensation Committee in its sole discretion) prior to the Change of Control.
The following example illustrates the calculation of TSR for a hypothetical company with only quarterly dividends and the calculation of the Index Total Return with a performance period beginning January 1, 2014 and ending March 31, 2014. For the purposes of the example, the Opening Average Period is the trading days in December 2013 and the Closing Average Period is the trading days in March 2014.

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Hypothetical company
Opening Average Share Value (12/1/2013 – 12/31/2013)        $50.09
Closing Average Share Value (3/1/2014 – 3/31/2014)            $51.69
TSR                                103.19%

			Accum.	Share				Accum.	Share
Date	Close	Ex-Div.	Shares	Value	Date	Close	Ex-Div.	Shares	Value
12/31/2013	$51.05	$ -	1.002055	$51.15	3/31/2014	$52.01	$ -	1.004439	$52.24
12/30/2013	$51.11	$ -	1.002055	$51.22	3/28/2014	$51.83	$ -	1.004439	$52.06
12/27/2013	$51.18	$ -	1.002055	$51.29	3/27/2014	$51.31	$ -	1.004439	$51.54
12/26/2013	$51.00	$ -	1.002055	$51.10	3/26/2014	$51.55	$ -	1.004439	$51.78
12/24/2013	$51.28	$ -	1.002055	$51.39	3/25/2014	$52.01	$ -	1.004439	$52.24
12/23/2013	$51.24	$ -	1.002055	$51.35	3/24/2014	$51.46	$ -	1.004439	$51.69
12/20/2013	$51.03	$ -	1.002055	$51.13	3/21/2014	$51.72	$ -	1.004439	$51.95
12/19/2013	$50.36	$ -	1.002055	$50.46	3/20/2014	$52.03	$ -	1.004439	$52.26
12/18/2013	$50.25	$ -	1.002055	$50.35	3/19/2014	$51.33	$ -	1.004439	$51.56
12/17/2013	$49.36	$ -	1.002055	$49.46	3/18/2014	$51.31	$ -	1.004439	$51.54
12/16/2013	$50.28	$ -	1.002055	$50.38	3/17/2014	$50.42	$ -	1.004439	$50.64
12/13/2013	$49.73	$ -	1.002055	$49.83	3/14/2014	$50.04	$ -	1.004439	$50.26
12/12/2013	$49.42	$ -	1.002055	$49.52	3/13/2014	$50.14	$ -	1.004439	$50.36
12/11/2013	$48.70	$ -	1.002055	$48.80	3/12/2014	$51.28	$ -	1.004439	$51.51
12/10/2013	$49.30	$ -	1.002055	$49.40	3/11/2014	$51.83	$ -	1.004439	$52.06
12/9/2013	$49.56	$ -	1.002055	$49.66	3/10/2014	$52.27	$ -	1.004439	$52.50
12/6/2013	$49.55	$ -	1.002055	$49.65	3/7/2014	$52.45	$0.125	1.004439	$52.68
12/5/2013	$48.19	$ -	1.002055	$48.29	3/6/2014	$52.41	$ -	1.002055	$52.52
12/4/2013	$48.94	$ -	1.002055	$49.04	3/5/2014	$51.99	$ -	1.002055	$52.10
12/3/2013	$48.65	$0.100	1.002055	$48.75	3/4/2014	$51.30	$ -	1.002055	$51.41
12/2/2013	$49.71	$ -	1.000000	$49.71	3/3/2014	$50.45	$ -	1.002055	$50.55
		Opening average		$50.09			Closing average		$51.69
S&P 500 Total Return
Opening Average Index Value (12/1/2013 – 12/31/2013)        3,240.19
Closing Average Index Value (3/1/2014 – 3/31/2014)            3,357.65
Index Total Return                        103.63%

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	Index		Index
Date	Value	Date	Value
12/31/2013	3,315.59	3/31/2014	3,375.51
12/30/2013	3,302.30	3/28/2014	3,348.83
12/27/2013	3,302.66	3/27/2014	3,333.23
12/26/2013	3,303.15	3/26/2014	3,339.00
12/24/2013	3,287.55	3/25/2014	3,362.44
12/23/2013	3,277.62	3/24/2014	3,347.36
12/20/2013	3,259.79	3/21/2014	3,363.72
12/19/2013	3,244.15	3/20/2014	3,373.60
12/18/2013	3,245.59	3/19/2014	3,353.29
12/17/2013	3,192.33	3/18/2014	3,373.98
12/16/2013	3,202.22	3/17/2014	3,349.71
12/13/2013	3,182.07	3/14/2014	3,317.81
12/12/2013	3,182.33	3/13/2014	3,327.11
12/11/2013	3,193.52	3/12/2014	3,366.07
12/10/2013	3,229.72	3/11/2014	3,364.17
12/9/2013	3,239.99	3/10/2014	3,381.22
12/6/2013	3,233.99	3/7/2014	3,382.57
12/5/2013	3,197.76	3/6/2014	3,380.49
12/4/2013	3,211.59	3/5/2014	3,374.10
12/3/2013	3,214.95	3/4/2014	3,373.64
12/2/2013	3,225.06	3/3/2014	3,322.85
Opening average	3,240.19	Closing average	3,357.65

Based on the above TSR and Index Total Return calculations, the Percent of Condition Target PSUs is calculated as follows:
Percent of Condition Target PSUs = 100% + 2x(Hypothetical Company TSR – Index Total Return)
= 100% + 2x(103.19% - 103.63%)
=100% + 2x(-0.44%)
=100% - 0.88%
Percent of Condition Target PSUs = 99.12%

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